UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  November 3, 2014

ONEBEACON INSURANCE GROUP, LTD.
(Exact name of registrant as specified in its charter)

Bermuda	1-33128	98-0503315
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

601 Carlson Parkway
Minnetonka, Minnesota  55305
(Address of Principal Executive Offices) (Zip Code)

(952) 852-2431
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 3, 2014, OneBeacon Insurance Group LLC (“OneBeacon,” a wholly owned subsidiary of OneBeacon Insurance Group, Ltd. (the “Company”)) entered into an amendment to the Stock Purchase Agreement dated October 17, 2012 (as amended, the “Stock Purchase Agreement”) by and between OneBeacon and Trebuchet US Holdings, Inc. (“Trebuchet”), a wholly-owned subsidiary of Armour Group Holdings Limited (together with Trebuchet, “Armour”).

The amendment increases the Company’s potential additional required capital contribution to the companies being sold to Armour (the “Transferring Companies”) by approximately $20 million to an aggregate of $101.0 million. The amendment also reduces the management fees that Armour or its affiliates may charge the Transferring Companies after the closing of the transaction from cost plus 15% to cost plus 10%.

Item 8.01    Other Events.

On November 3, 2014, the following documents were filed with the Pennsylvania Insurance Department (the “Department”) by Armour and are available on the Department’s website at http://www.portal.state.pa.us/portal/server.pt/community/industry_activity/9276/onebeacon_cumulative_log/1579214: (1) a summary report of an independent actuarial firm’s stochastic modeling of the proposed closing balance sheet pro forma as of June 30, 2014, based on an updated model that assumes an aggregate of $101.0 million of seller financing in the form of surplus notes and a reduction in the projected management fees to be charged to the Transferring Companies following the closing; (2) a letter from Armour dated November 3, 2014 to the Pennsylvania Insurance Department; and (3) an amendment to the Form A, including updated financial projections and the Amendment to the Stock Purchase Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONEBEACON INSURANCE GROUP, LTD.

Dated: November 4, 2014	By: /s/ Paul H. McDonough ____________________________________________ Paul H. McDonough Chief Financial Officer